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CONFIDENTIAL TREATMENT REQUESTED
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. 200.80(b)(4),
200.83 and 240.24b-2

Exhibit 10.48

[HealtheTech Letterhead]

December 31, 2002

Mead Johnson & Company
2400 West Lloyd Expressway
Evansville, Indiana 47721-0001

Attention:	Randall K. Alsman President, U.S. and Global Business Support
Re:
Amendment to Strategic Partnership Agreement between Mead Johnson & Company ("MJC") and HealtheTech, Inc. ("HET") dated as of August 8, 2002, as amended by that certain letter agreement dated September 24, 2002 (the "Agreement").

Dear Mr. Alsman:

All capitalized terms used and not defined in this letter shall have the meanings assigned to them in the Agreement. MJC and HET have agreed as follows

  1.
  Section 3.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

    "Forecasts.    Beginning on December 1, 2002, and not later than first day of each calendar month thereafter, MJC will furnish to HET a month-to-month forecast of Product and Software Product sales by units for each Product and Software Product for the twelve month period beginning with the first day of such calendar month. Each such forecast will be accompanied by a binding purchase order for Product and Software Product MJC wishes to order for the third month covered by such forecast (e.g., the 12 month forecast required to be delivered no later than June 1st would be accompanied by a purchase order for the month of August); provided that the initial forecast to be delivered on December 1, 2002 shall be accompanied by a binding purchase order for all Product and Software Product MJC wishes to order for the first three months (i.e., December 2002 through February 2003) covered by such forecast. Except with respect to such binding purchase orders and the Take-or-Pay Purchase Commitments, forecasts are not otherwise binding on MJC. However, MJC acknowledges that compliance with this provision is a material obligation hereof. Shipments and invoices will be based solely on the monthly binding purchase orders and not on the forecasts."

  2.
  Section 4.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

    "Orders.    MJC's purchase orders for Products are subject to the provisions of this Agreement. MJC shall submit a written purchase order to HET for each order in accordance with Section 3.2 hereof, provided that, notwithstanding Section 3.2 hereof, MJC may submit additional purchase orders for Products at any time and, so long as such purchase orders specify a deliver date during a particular quarter and are confirmed and accepted by HET, they shall count toward the purchase commitments listed on Exhibit B. HET shall transmit a written or verbal (telephone call) order confirmation within five (5) business days from receipt of the purchase order confirming the Product quantities to be shipped and the estimated shipping date. Once a purchase order is accepted, HET will fill and ship orders in accordance with its customary procedures subject to Product availability. HET shall make reasonable efforts to fill all orders received from MJC, but shall not be obligated to provide firm delivery dates for purchase orders submitted other than in accordance with Section 3.2 hereof and within the quantities provided in Exhibit B and, subject to Section 3.4(i) above, HET may allocate its output according to its sole judgment if demand exceeds its manufacturing capacity. HET may choose the mode of shipment and carrier unless otherwise specified in the order."

  3.
  Section 4.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

    "Training and Support.    HET shall provide training and support as described in Exhibit G.

  4.
  Section 4.5 of the Agreement is hereby amended to add to the end thereof the following:

    "Invoices for Products shipped to MJC shall be issued and sent on or after the date the last Product in the invoice is shipped to MJC. Shipments and invoices of Products required to make up the difference between actual purchases for a calendar quarter and the Take-or-Pay Commitment for that quarter will be shipped and sent as of the last business day of that quarter."

  5.
  Section (a) under Exhibit E is hereby amended to replace "$[***]/each" with "$[***]/each" and to replace "$[***]/each" with "$[***]/each".

  *** Confidential Treatment Requested

  6.
  Exhibit F is hereby amended to add a new Section (ix) thereunder to include the following:

    "MJC shall cooperate fully with HET and comply with all regulatory tracking and monitoring requirements of a distributor for all medical devices sold or otherwise transferred to MJC for sale or distribution as required by FDA 21 CFR § 821 and the Medical Device Reporting Regulation, including without limitation all complaint recording, tracking and disposition including returned material authorizations as required of a distributor. MJC shall cooperate fully with HET in HET's efforts to investigate, collect and report data to regulatory agencies as required by those agencies.

  7.
  Section (iv) under Exhibit G is hereby amended by deleting the following partial sentence in the seventh line: "Customer support shall include".

  8.
  Section (v) under Exhibit G is hereby deleted and replaced in its entirety with the following:

    "Domestic Aftermarket Support:    HET shall maintain all necessary Food and Drug Administration (FDA) 510(k) market clearance necessary to market the MedGem™ by HET. HET shall comply with all regulatory requirements of a manufacturer of medical devices, including without limitation those relating to tracking and monitoring, data collection and reporting, recalls, safety notices, and Current Good Manufacturing Practices."

Please indicate your agreement to the terms of this letter by executing where indicated below and returning a copy to us.

Very truly yours,
/s/ ED RILEY
Ed Riley National Sales Director
ACCEPTED AND AGREED:
MEAD JOHNSON & COMPANY
/s/ RANDALL K. ALSMAN
Randall K. Alsman President, U.S. and Global Business Support

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  Exhibit 10.48